Exhibit 10.32

EXECUTION COPY

CAPMARK UK REALTY INCENTIVE VEHICLE, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THE MEMBERSHIP INTERESTS ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES OR “BLUE SKY” LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  SUCH MEMBERSHIP INTERESTS ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

Capmark UK Realty Incentive Vehicle, LLC

Limited Liability Company Agreement

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	5.8	Safe Harbor Election and Forfeiture Allocations	16
	5.9	Allocations and Distributions on Transfer of Compensatory Interests from the Company Controlled Limited Partner	17

6.	Effect of Employment Termination and Member Withdrawal; Vesting; Forfeiture; Repurchase		19
	6.1	Cessation of Employment; Member Withdrawal	19
	6.2	Vesting	21

7.	Transfers of Member Interests; Withdrawal		22
	7.1	Assignability of Interests	22
	7.2	Substitute Members	23
	7.3	Legal Representatives	23
	7.4	Obligations of Assignee	24
	7.5	Additional Requirements	24
	7.6	Allocation of Distributions Between Assignor and Assignee	25
	7.7	Death or Incapacity of a Member	25
	7.8	Pledged Interest	25
	7.9	Withdrawal of a Member	25

8.	Admission of Members		25

9.	Rights and Obligations of the Members		26
	9.1	Limited Liability	26
	9.2	Authority of Members	26
	9.3	Voting Rights of Members	26
	9.4	General Release	27
	9.5	Confidentiality	27
	9.6	Non-Disparagement	28
	9.7	No Right to Continued Employment	28

10.	Duration and Termination of the Limited Liability Company		29
	10.1	Duration and Dissolution	29
	10.2	Bankruptcy of Member	29
	10.3	Effect of Admission or Withdrawal of Member	29

11.	Liquidation of the Limited Liability Company		29
	11.1	General	29
	11.2	Priority on Liquidation; Distributions	30
	11.3	Orderly Liquidation	30
	11.4	Source of Distributions	30
	11.5	Statements on Termination	30

12.	Books and Records; Tax Matters		30
	12.1	Books and Accounts	30
	12.2	Records Available	31
	12.3	Tax Matters Partner; Filing of Returns	31

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	12.4	Fiscal Year	31
	12.5	Tax Consequences to U.S. Taxpayers	31

13.	Power of Attorney		32
	13.1	General	32

14.	Compensation of the Managing Member and Limited Liability Company Expenses		33
	14.1	No Compensation	33
	14.2	Limited Liability Company Expenses	33

15.	Miscellaneous		33
	15.1	Further Assurances	33
	15.2	Successors and Assigns	33
	15.3	Applicable Law	33
	15.4	Severability	33
	15.5	Counterparts	34
	15.6	Entire Agreement	34
	15.7	Amendment	34
	15.8	Construction	34
	15.9	Force Majeure	34
	15.10	Notices	34
	15.11	No Right of Partition for Redemption	35
	15.12	Third-Party Beneficiaries	35
	15.13	General Partner as Limited Partner	35
	15.14	Survival	35

Schedules:

Schedule A                                  List of Members, Capital Commitments, Capital Commitment Percentages, Carried Interest Percentages and Commencement Dates

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Capmark UK Realty Incentive Vehicle, LLC

Limited Liability Company Agreement

1.                                      Recitals and Definitions

1.1           Recitals.  This Limited Liability Company Agreement (this “Agreement”) has been entered into as of September           , 2007 (the “Effective Date”) by and among Capmark Carried Interest, L.L.C., a Delaware limited liability company, as the managing member (the “Managing Member”), and the persons listed from time to time in Schedule A of this Agreement as Class A Members (the “Class A Members”) and Class B Members (the “Class B Members” which, together with the Class A Members, are collectively referred to as the “Members”).

The Class A Members are the members that are required to make capital contributions to the LLC in accordance with the terms hereof.

The Class B Members are the members that will be entitled to the Carried Interest Revenue in accordance with the terms hereof.

1.2           Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

“Act” shall have the meaning set forth in Section 2.1.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance as increased by such Member’s obligation to restore a deficit in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6).  The foregoing definition of Adjusted Capital Account and the provisions of Sections 5.4(a) and 5.4(e) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Affiliate” of any Person means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in Section 1.1.

“Assign” or “Assignment” means any direct or indirect sale, transfer, assignment, hypothecation, pledge or other disposition or encumbrance of all or any part of a Member’s interest in the LLC.

“Business Day” means any day on which commercial banks located in the City of New York are open for business, other than a Saturday, Sunday or other day on which they are permitted to be closed for a federal or state declared holiday.

“Capital Account” shall have the meaning set forth in Section 5.2.

“Capital Call” shall have the meaning set forth on Section 4.1.

“Capital Commitment Percentage” means, for each Class A Member, the ratio that the Capital Commitment of such Class A Member bears to the aggregate Capital Commitments of all Class A Members, as set forth on Schedule A on the page applicable to such Class A Member, subject to modification as set forth herein.

“Capital Commitment” means, for each Class A Member, the aggregate contribution which such Class A Member has agreed to make to the LLC, whether or not contributed, which is shown on Schedule A on the page applicable to such Class A Member, subject to modification as set forth herein.

“Capital Contribution” means, as to each Class A Member, the amount of its Capital Commitment actually contributed in cash or deemed to have been contributed under the terms of this Agreement to the LLC by such Class A Member as of the time the determination is made.

“Carried Interest Distributions” means any distributions which are paid to the Class B Members pursuant to this Agreement.

“Carried Interest Percentage” means, for each Class B Member, the percentage set forth on Schedule A on the page applicable to such Class B Member, subject to modification as set forth herein.

“Carried Interest Revenue” means the Incentive Distributions received by the Fund GP from the Fund and distributed by the Fund GP to the LLC pursuant to the Fund GP Agreement, which shall be 100% of the Incentive Distributions received by the Fund GP.  The Carried Interest Revenue shall also include all additional revenue attributable to Carried Interest Revenue.

“Cause” shall exist if the Capmark Financial Group Inc. or its Affiliates reasonably determine that any one or more of the following events has occurred while the Employee Member has been employed by the Capmark Financial Group Inc. or one of its Affiliates: (i) the  Employee Member’s willful and continued failure (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Capmark Financial Group Inc. or one of its Affiliates which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Employee Member by Capmark Financial Group Inc. or one of its Affiliates  (such ten-day period, the “Cure Period”); (ii) any gross misconduct of the Employee Member that causes material and demonstrable injury, monetarily or otherwise, to Capmark Financial Group Inc. or any of its Affiliates or any conduct that causes the Fund GP to be removed for “cause” as defined in the Fund GP Agreement; (iii) conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony by the Employee Member or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations); (iv) the Employee Member’s disqualification or bar by any governmental or self-regulatory authority from serving in his position with the applicable Capmark Financial Group Inc. Affiliate or Capmark Financial Group Inc.’s (including any of its Affiliates) loss of any governmental or self-regulatory license that is reasonably necessary for the Employee Member to perform his material duties with respect to the Capmark Financial Group Inc. or any of its Affiliates in any such case, as a result of misconduct by the Employee Member; (v) the Employee Member’s willful obstruction of, or willful failure to cooperate with (except where due to a physical or mental incapacity), any investigation authorized by Capmark Financial Group Inc. or any of its Affiliates; provided that exercise by the Employee Member of his constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of the Employee Member shall not be treated as obstruction of or failure to cooperate with any such investigation; (vi) the Employee Member’s material breach, if any, of Capmark Financial Group Inc.’s or any of its Affiliates’ written code of conduct and business ethics, which breach is customarily punishable by termination of employment by Capmark Financial Group Inc. or any of its Affiliates; or (vii) a material breach or a default by the Employee Member of this Agreement or any documents or agreements entered into or delivered in connection with the Fund.

“Cessation Event” shall have the meaning set forth in Section 6.1(a).

“Class A Capital Contribution Revenue” means all distributions that (a) are received by the Fund GP from the Fund with respect to the Fund GP’s capital commitments or capital contributions made to the Fund, and (b) are distributed by the Fund GP to the LLC pursuant to the Fund GP Agreement.

“Change in Control” shall have the meaning set forth in the Stockholder’s Agreement.

“Class A Members” has the meaning set forth in Section 1.1.

“Class B Members” has the meaning set forth in Section 1.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as from time to time amended, and any successor thereto.

“Commitment Period” has the meaning set forth in the Fund Agreement.

“Company Controlled Member” means Capmark Structured Fund Carried Interest, L.P., a Delaware limited partnership.

“Confidential Information” shall have the meaning set forth in Section 9.5(a).

“Defaulting Member” shall have the meaning set forth in Section 4.6.

“Disabled Member” has the meaning set forth in Section 7.3.

“Distributable Proceeds” means all cash of the LLC derived directly or indirectly from the Fund or in connection with the Fund’s operations, Investments (as defined in the Fund

Agreement), refinancings or other sources, which the Member determines is available for distribution to the Members pursuant to and in accordance with this Agreement.

“Effective Date” has the meaning set forth in Section 1.1.

“Employee Members” mean the Members other than the Company Controlled Member.

“Equity Interest” with respect to any Member shall mean the entire right, title and interest of such Member in the LLC and any appurtenant rights, including, without limitation, any right or obligation to contribute capital to the LLC.

“Estimated Value Capital Account” means, with respect to any Member, the amount such Member would receive in a hypothetical liquidation of the LLC, the Fund GP and the Fund following a hypothetical sale of all of the assets of the Fund (and any assets of the Fund GP and the LLC, other than their direct or indirect interests in the Fund) at prices equal to their most recent Fair Market Value (subject to adjustment by the Managing Member, in its discretion, for significant events occurring subsequent to such valuations made in accordance with the Investment Manager’s investment policies), and the distribution of the proceeds thereof to the partners of the Fund, the Fund GP and the Members pursuant to the Fund Agreement, the Fund GP Agreement and this Agreement, respectively (after the hypothetical payment of all actual indebtedness of the Fund, Fund GP and LLC, assumed closing costs (as estimated by the Managing Member) and any other liabilities related to the Fund’s, the Fund GP’s and the LLC’s assets, limited, in the case of nonrecourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities).

“Fair Market Value” means the marked-to-market value of the investments in the Fund (on a fair value basis) as determined by Capmark Investments LP in accordance with the Fund documents and Capmark Investments LP’s valuation policy.

“Final Closing” has the meaning set forth in the Fund Agreement.

“Fiscal Year” shall have the meaning set forth in Section 12.4.

“Former Member” shall have the meaning set forth in Section 6.1(a)(i)

“Fund Agreement” mean the Limited Partnership Agreement of the Fund, as amended, restated, supplemented or otherwise modified from time to time.

“Fund GP Agreement” means the Limited Liability Company Agreement of Fund GP, as amended, restated, supplemented or otherwise modified from time to time.

“Fund GP” means UK Realty Investors GP, LLC, a Delaware limited liability company.

“Fund” means Capmark UK Realty Partners, L.P., a Delaware limited partnership.

“Good Reason” has the meaning set forth in the Stockholder’s Agreement.

“Incentive Distributions” means all distributions made to the Fund GP solely in its capacity as the general partner of the Fund in accordance with Section 6.3 of the Fund Agreement; excluding any distributions attributable to the Fund GP’s capital contributions to the Fund.

“Indemnified Party” shall have the meaning set forth in Section 3.4.

“Initial Allocations” shall have the meaning set forth in Section 2.3(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Manager” shall mean Capmark Institutional Advisors LLC.

“Investment Team Members”  shall have the meaning set forth in Section 2.3(a) hereof.

“Liquidating Agent” shall have the meaning set forth in Section 11.1.

“Managing Member” means Capmark Carried Interest, L.L.C., a Delaware limited liability company, or any Person substituted for or who succeeds Capmark Carried Interest, L.L.C. as such Managing Member pursuant to this Agreement.

“Members” shall have the meaning set forth in Section 1.1.

“Non-Affiliated Fund Partners” means those limited partners of the Fund who are not Affiliates of Capmark Financial Group Inc. (without limiting the foregoing, Affiliates of Capmark Financial Group Inc. shall include Capmark Finance Inc., a California corporation, its subsidiaries and officers and employees of Capmark Finance Inc., a California corporation, the Investment Manager and their Affiliates) (which defined terms shall have the meaning set forth in the Fund Agreement).

“Non-Affiliated Carried Interest Revenue” shall have the meaning set forth in Section 2.3(a) hereof.

“Non-Defaulting Member” means any Member that is not a Defaulting Member.

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 5.4(d).

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 5.4(d).

“Partnership Minimum Gain” shall have the meaning set forth in Section 5.4(c).

“Partnership” shall mean Capmark UK Realty Incentive Vehicle, LLC, a Delaware limited liability company.

“Permitted Purpose” shall have the meaning set forth in Section 9.5(b).

“Person” shall mean a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust or individual.

“Pledged Interest” shall have the meaning in Section 7.8.

“Predecessor In Interest,” as to the Equity Interest of any Member, shall mean any Member which was the prior holder of all or any portion of such Equity Interest.

“President” shall mean the President, Capmark Investments, LP who shall initially be Brian DiDonato.

“Reference Employee” means a Person that is an employee of Capmark Financial Group Inc., the LLC, the Fund, the Fund GP, the Managing Member or one of their Affiliates and that either (i) is a Member or (ii) was a Member, and, in the case of either (i) or (ii) has assigned all or part of his or her rights, benefits and obligations as a Member to a family trust or other tax or estate planning vehicle in accordance with Sections 7 and 8 hereof.

“Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between GMAC Commercial Holding Corp., a Nevada corporation, and such person listed as undersigned to such agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subscription Agreement” means the form of subscription agreement used by the LLC pursuant to which Members shall subscribe for interests in the LLC and shall make Capital Commitments proposed by the LLC or the Fund to be secured by the Class A Member’s Capital Commitments.

“Treasury Regulations” mean the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Uncontributed Capital Commitment” means (a) any portion of an Class A Member’s Capital Commitment that has not been contributed to the LLC plus (b) any portion of an Class A Member’s Capital Commitment that has been contributed to the LLC and has been subsequently returned to such Class A Member and may be recalled pursuant to Section 4.2.

2.                                      Formation of Limited Liability Company

2.1           Organization.  The LLC has been formed by the filing of the certificate of formation (as it may be amended or restated from time to time, the “Certificate”) for the LLC required under the Delaware Limited Liability Company Act (as in effect from time to time, the “Act”), with the Delaware Secretary of State pursuant to the Act.  Without the consent or approval of any Member, the Certificate may be restated by the Managing Member as provided in the Act or amended by the Managing Member to change the address of the office of the LLC in Delaware or the name and address of its resident agent in Delaware or to make corrections required by the Act.  The Managing Member shall deliver a copy of the Certificate and any amendment thereto to any LLC who so requests.

2.2           Limited Liability Company Name.  The name of the LLC shall be “Capmark UK Realty Incentive Vehicle, LLC”  The business of the LLC may be conducted, upon compliance with all applicable laws, under the LLC name or any other name or names designated by the Managing Member.  The Managing Member in its sole discretion may change the name of the LLC.  The Managing Member shall execute, file, record and publish as appropriate any such amendments to the Certificate of Limited LLC and other documents in connection therewith as are or become necessary or advisable as determined by the Managing Member in its sole discretion.  The Managing Member shall promptly notify the Members of any such change in the name of the LLC.

2.3           Purposes and Business.

(a)           The purpose and principal business activity of the LLC is to serve as a member of Fund GP and to serve as the vehicle through which the Fund GP’s Carried Interest Revenue will be shared with the Company Controlled Member and certain individuals providing services to or on behalf of the Fund and the Fund GP.  The Managing Member will cause the Company Controlled Member to allocate to certain members of the Investment Manager’s (as defined in the Fund Agreement) portfolio team (the “Investment Team Members”) twenty-five (25%) initially (the “Initial Allocations”) of the Carried Interest Revenue attributable to Non-Affiliated Fund Members (“Non-Affiliated Carried Interest Revenue”) and subsequently to transfer Carried Interest Percentages representing an additional (i) ten percent (10%) of the Non-Affiliated Carried Interest Revenue to Investment Team Members during the Investment Period (as defined in the Fund Agreement) and (ii) a minimum of five percent (5%) up to a maximum of fifteen percent (15%) (such percentage to be determined in accordance with Section 7.1(c), of the Non-Affiliated Carried Interest Revenue to Investment Team Members and/or others employees of Capmark Financial (as defined in the Fund Agreement) and its Affiliates who the Managing Member determines have added value to the Fund.  The Managing Member shall revise Schedule A attached hereto to reflect such transfers.  Notwithstanding anything to the contrary herein, once the Initial Allocations have been transferred by the Company Controlled Member in accordance with Section 7.1(c) and if any Class B Member forfeits or otherwise transfers such Carried Interest percentage to the Company Controlled Member, regardless of the reason, neither the Managing Member nor the Company Controlled Member shall be under any obligation to reissue or reallocate such Carried Interest Percentages to achieve the percentage allocations noted above.

(b)           The LLC shall make and perform all contracts and engage in all activities and transactions necessary or advisable in connection therewith, subject to and in accordance with the Fund Agreement and the Fund GP Agreement.  In addition, the LLC shall have the authority to and may exercise all of the powers that can be conferred upon and exercised by a limited partnership formed pursuant to the Act, including, without limitation, the authority to borrow money and incur debt.

2.4           Principal Business Office; Registered Office and Registered Agent.  The principal business office of the LLC shall be located at c/o Capmark Carried Interest, L.L.C., 200 Witmer

Road, Horsham, PA 19044.  The principal business office of the LLC may be changed from time to time by the Managing Member.  The Managing Member shall notify the Members of any change in such principal business office.  The registered office of the LLC in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The agent for service of process on the LLC pursuant to the Act shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The registered agent and registered office of the LLC may be changed by the Managing Member from time to time.  The Managing Member shall promptly notify the Members of any such change.

2.5           Qualification in Other Jurisdictions.  The Managing Member may cause the LLC to be qualified or registered under applicable laws in such states as the Managing Member determines appropriate to avoid any material adverse effect on the business of the LLC and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including, without limitation, the appointment of agents for service of process in such jurisdictions.

2.6           Powers.  Subject to all of the provisions of this Agreement, the LLC shall have the power to do any and all acts necessary, appropriate, advisable, incidental or convenient to or in furtherance of the purposes and business described herein, and shall have and may exercise all of the powers and rights that can be conferred upon limited liability companies formed pursuant to the Act.

2.7           Application of the Act.  Except as expressly provided in this Agreement, the rights and liabilities of the Members shall be as provided in the Act.  In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms of this Agreement shall govern.

3.                                      Management of the LLC

3.1           General Authority.  The management and operation of the LLC and its business and affairs shall be, and hereby are, vested solely in the Managing Member.  The Managing Member shall have full, complete and exclusive control of the management and conduct of the business of the LLC and the authority to do all things necessary or appropriate to carry out the purposes, business and powers of the LLC as described herein, with full discretion and without any further act, vote or approval of any Member (except as specifically provided in this Agreement).  Except as expressly limited in this Agreement, the Managing Member shall possess and enjoy with respect to the LLC all of the rights and powers of a member of a limited liability company without limited partners to the extent permitted by Delaware law.  Except as otherwise set forth herein, the LLC hereby irrevocably delegates to the Managing Member, without limitation, the power and authority to act on behalf of and in the name of the LLC, without obtaining the consent of or consulting with any other Person to take any and all actions on behalf of the LLC set forth in this Agreement.  The Managing Member, to the extent of its powers set forth herein, is an agent of the LLC for the purpose of the LLC’s business and the actions of the Managing Member taken in accordance with such powers shall bind the LLC.

3.2                    Reliance by Third Parties.  Any contract, instrument or act of the Managing Member on behalf of the LLC shall be conclusive evidence in favor of any third party dealing with the LLC that the Managing Member has the authority, power, and right to execute and deliver such contract or instrument and to take such action on behalf of the LLC.  This Section 3.2 shall not be deemed to limit the liabilities and obligations of the Managing Member as set forth in this Agreement.

3.3                    LLC Classification.  The Managing Member shall use its best efforts to cause the LLC to be treated for federal income tax purposes as a partnership and not as an association or publicly traded partnership taxable as a corporation.  The LLC shall not elect to be treated other than as a partnership for federal income tax purposes.

3.4                    Exculpation.  Neither the Managing Member nor its Affiliates nor any of their respective principals, heirs, executors, administrators, partners, members, stockholders, employees, employers, officers, directors, managers, agents, advisors, successors or assigns (each an “Indemnified Party”) shall have any liability to the LLC or any Member for any loss suffered by the LLC or any Member which arises out of any action or inaction of an Indemnified Party, unless such action or inaction (a) is undertaken or omitted in connection with providing services to the LLC or the performance of the Managing Member’s duties under this Agreement and (b) is finally adjudicated by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct of such Indemnified Party.  Notwithstanding anything to the contrary in this Agreement, to the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the LLC, any Member or any other Person, such Member acting under this Agreement shall not be liable to the LLC, any Member or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they explicitly restrict or eliminate the duties (including fiduciary duties) and liability of a Member otherwise existing at law or in equity, are agreed by each Member to replace such other duties and liabilities of such Member.  In addition, an Indemnified Party shall not be liable to the LLC, any Member or any other Person for its good faith reliance on the advice of any counsel, accountant or other advisor retained by the LLC.

3.5                    Indemnification.

(a)                                 Subject to the limitations contained in this Section 3.5, the LLC shall indemnify each Indemnified Party against all losses, liabilities, damages and expenses incurred by such Indemnified Party as a result of any actions or omissions taken or omitted in connection with providing services to the LLC or the performance of the Managing Member’s duties under this Agreement or by reason of any action or omission taken or omitted on behalf of the LLC.  Such indemnity shall cover, without implied limitation, judgments, settlements, fines, penalties and counsel fees incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before or threatened to be brought before any court or administrative body, in which an Indemnified Party may be or may have been involved as a party or otherwise, or with which it may have been threatened, by reason of being or having been an Indemnified Party, or by reason of any act or omission on behalf of the LLC or otherwise taken or omitted in connection with providing services to the LLC or the performance of the Managing Member’s duties under this Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification pursuant to this Section 3.5 with respect to any matter as to which such Indemnified Party shall have been finally adjudicated by a court of competent jurisdiction in any such action, suit or other proceeding to have committed an act or omission that (i) was undertaken or omitted in connection with providing services to the LLC or the performance of the Managing Member’s duties under this Agreement and (ii) constituted fraud, gross negligence or willful misconduct.  The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Party may be entitled and nothing contained in this Section 3.5 shall limit any lawful rights to indemnification existing independently of this Section 3.5.

(b)                                In the event that for any reason the indemnification called for by this Section 3.5 is unavailable or insufficient to hold harmless an Indemnified Party in accordance with the terms hereof (other than as a result of a failure to satisfy the conditions to such indemnification as set forth in Section 3.5(a)), then the LLC shall contribute to the amount paid or payable by such Indemnified Party (which contribution may equal up to 100% of such amount) as a result of any losses, judgments, liabilities, fines, penalties, expenses and amounts paid in settlement referred to in Section 3.5(a) such that the Indemnified Party would be in the same financial position it would have been in if the indemnification called for by this Section 3.5 were available and sufficient.

3.6                    Payment of Indemnification Expenses.  Prior to the final disposition of any claim or proceeding with respect to which any Indemnified Party may be entitled to indemnification hereunder, in the Managing Member’s sole and absolute discretion the LLC may pay to the Indemnified Party, in advance of such final disposition, an amount equal to all expenses of such Indemnified Party reasonably incurred in the defense of such claim or proceeding so long as the LLC has received a written undertaking of such Indemnified Party to repay to the LLC the amount so advanced if it shall be finally determined that such Indemnified Party was not entitled to indemnification hereunder.

3.7                    Insurance.  The Managing Member, in its sole and absolute discretion, may cause the LLC to purchase and maintain insurance on behalf of any Indemnified Party against any liability or cost incurred by such Indemnified Party in any such capacity or arising out of its status as such, whether or not the LLC would have the power to indemnify against such liability or cost.

3.8                    Indemnification Agreements.  The Managing Member, in its sole and absolute discretion, may cause the LLC to enter into agreements with any Indemnified Party setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 3.

4.                                      Capital Contributions; Defaulting Members

4.1                    Capital Calls.  Each Class A Member agrees to pay to the LLC an aggregate amount in cash equal to its Capital Commitment set forth opposite such Class A Member’s name on Schedule A hereto on the page applicable to such Class A Member, subject to modification as set forth herein.  All or any portion of each Class A Member’s Capital Commitment shall be payable upon not less than nine (9) Business Days’ prior written notice (a “Capital Call”) from the Managing Member in accordance with Section 4.3 below.  Each Class A Member shall be required to contribute such Member’s Capital Commitment Percentage of the Capital Call on the due date specified in the Capital Call.  All Capital Contributions from Class A Members, as applicable, shall be contributed to the Fund GP promptly upon receipt by the LLC in accordance with the Fund GP Agreement.  Except as otherwise provided below in this Section 4.1, no Capital Calls may be made after Investment Period.  Capital Calls may be made to the extent permitted or required under the Fund GP Agreement.  No Member shall have any right to make any Capital Contribution that has not been called by the Managing Member pursuant to this Section 4.1.  The Managing Member shall not have any Capital Commitment in its capacity as Managing Member, but the Managing Member shall make such contributions as may be needed to timely pay LLC expenses in accordance with Section 14.2.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Class A Member be required to make Capital Contributions to the LLC in respect of its Capital Commitment in excess of its Capital Commitment.

4.2                    Reinvestment of Proceeds; Recall of Distributed Capital.  The Managing Member may recall from the Class A Members such Distributable Proceeds which have been distributed pursuant to Section 5.1 as may be required to satisfy the Fund GP’s obligations pursuant to Section 5.3 of the Fund Agreements.

4.3                    Procedure for Capital Calls.  A Capital Call shall be in the form of a written notice to all Class A Members specifying the general purpose of such Capital Call and an aggregate dollar amount and a date on which payment shall be due, which date shall be no less than nine (9) Business Days after the date of receipt of such notice.  Each Class A Member shall be required to contribute an amount equal to the product of its Capital Commitment Percentage multiplied by the aggregate amount of such Capital Call.  The Managing Member may, subject to compliance with the above advance notice requirements, amend, delay or rescind Capital Calls at any time prior to the payment due date thereof.  The amendment, delay or rescission of a Capital Call shall not affect or abridge the right of the Managing Member to make any subsequent Capital Call.

4.4                    Interest.  No Class A Member shall be entitled to receive any interest on any Capital Contributions to the LLC.

4.5                    Pledge of Capital Commitments.  In connection with any borrowings by the Fund or any Affiliates which are to be secured (directly or indirectly) by the Capital Commitments to the Fund, the Managing Member or the Fund GP shall be authorized to transfer and grant security interests in the right to initiate Capital Calls and collect the Capital Commitments of the Class A Members.  Each Class A Member shall promptly execute and deliver reasonable estoppel certificates and reasonable investor consent/subscriber letters (to the extent required by lenders to the Fund or any Affiliate of any of the foregoing) and deliver required opinions of counsel regarding the due formation, valid existence and good standing, to the extent applicable given the type of Class A Member, of such Class A Member and the due authorization, valid execution and delivery of its Subscription Agreement and this Agreement and any documents executed in connection with any such borrowing and shall execute such other instruments and take such other action as the Managing Member, Fund GP or such lender may reasonably require in order to effectuate any such borrowings by the Fund or Affiliate(s) of the foregoing.  To the extent that the Fund or any Affiliates have outstanding obligations under a credit facility secured (directly or indirectly) by the Capital Commitments of the Class A Members, each Class A Member shall be obligated to fund any remaining portion of its Capital Commitment without defense, counterclaim or offset of any kind, including any defense arising under Section 365(c) of the U.S. Bankruptcy Code, if applicable, provided that such agreement to fund shall not act as a waiver by such Class A Member of its right to assert independently any claim that the Class A Member may have against any other Member, the LLC, the Fund or any Affiliate of the foregoing.  Each Class A Member shall also use best efforts to provide to the LLC, the Fund, any applicable Affiliate of the foregoing and to the lender, if necessary, information and representations necessary to ensure that the lending arrangement will not constitute a non-exempt “prohibited transaction” under ERISA.  Nothing in this Section 4.5 shall require any Class A Member to take any action that would cause such Class A Member to assume personal liability to the LLC or any Affiliate of the foregoing or any third party in an amount which exceeds such Class A Member’s uncontributed Capital Commitment.  In the event that, as a result of any such transfer or grant of a security interest, a Class A Member makes a payment directly to a lender as required pursuant thereto, such payment shall be deemed to be a Capital Contribution of such Class A Member to the LLC.

4.6                                 Defaulting Members.  In the event that a Member fails to contribute, in a timely manner, any portion of the Capital Commitment required to be contributed by such Member, the Managing Member shall send a notice of such default to such member in accordance with Section 14.10 of this Agreement.  If such Member fails or refuses to pay in full such Defaulted Portion of the Capital Commitment within five Business Days after receipt of such notice (the “Default Date”), then such Member (a “Defaulting Member”) shall be in default and shall be subject to the provisions of this Section 4.6.

(b)                     The Managing member shall charge to the Defaulting member interest in an amount on all or any part of such portion at a rate equal to the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum permitted by law, commencing on the date such obligation was due the to the LLC.  In addition, any such Defaulting Member shall reimburse the LLC for all costs incurred by the LLC in connection with its pursuit of collection or other remedies described in this Section 4.6.

(c)                      Except as expressly provided in the Act, whenever the vote, consent or decision of the Members is required or permitted pursuant to this Agreement, a Defaulting Member shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Member were not a Member.  Notwithstanding anything in this Agreement to the contrary, a Defaulting Member shall not be entitled to any distributions pursuant to Article 5 of this Agreement.

(d)                     Upon any such default, the Defaulting Member’s Capital Account and Capital Contributions shall be reduced (but not below zero) by an amount equal to 25% of their amounts as of the Default Date, and each such amount shall be allocated to non-defaulting Members as of the Default Date, in proportion to the respective Capital Contributions of the non-defaulting Members as of such date, and all of such Defaulting Member’s transferred Capital Contributions, as applicable, previously made shall be deemed to be Capital Contributions by such non-defaulting Members, as applicable, as of such date (provided that the Uncontributed Capital Commitment, as applicable, of such Member shall not be reduced by reason of such deemed transfer).  The non-defaulting Members will be required to contribute additional amounts pro rata in proportion to their respective Capital Contributions to cover defaulted amounts, but in no event shall any non-defaulting Member be required to make any additional Capital Contribution in an amount greater than such Member’s Uncontributed Capital Commitment of such Member.  A Defaulting Member shall remain obligated from and after such default to make Capital Contributions in accordance with Section 4.1 of this Agreement, and a Defaulting Member’s Capital Account shall be reduced, as set forth in Section 4.1 of this Agreement, in the event of each and every default committed by it.

(e)                      In the event of a default by a Member, the Managing Member shall deliver to each non-defaulting Member a Capital Call (as defined in Section 4.1) requiring such non-defaulting Member to make an additional Capital Contribution, as applicable (up to the amount, but not in excess of, its Uncontributed Capital Commitment), to the LLC that is in the same proportion to the Defaulting Member’s defaulted Capital Contribution, as such non-defaulting Member’s Uncontributed Capital Commitment bears to the aggregate Uncontributed Capital Commitments and of all non-defaulting Members, and provided that such restriction shall not be applicable to the extent a Capital Contribution is required to repay amounts outstanding under any Credit Facility.

(f)                        No portion of any income, gain or loss realized by the LLC shall be allocated to the Defaulting Member from and after the Default Date, and from and after the Default Date such Defaulting Member shall not be entitled to any distributions from the LLC other than the distribution of its Capital Account in liquidation of the LLC as provided in Article 10 of this Agreement.

(g)                     No right, power or remedy conferred upon the LLC against a Defaulting Member in this Section 4.6 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 4.6 or now or hereafter available at law or in equity or by statute or otherwise.  No course of dealing between the Managing Member and any Defaulting Member and no delay in exercising any such right, power or remedy shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(h)                     Each Member agrees that the aforesaid liquidated damages provisions constitute reasonable compensation to the LLC and its non-defaulting Members for the additional risks and damages sustained by them when and if any Member shall default on an obligation to pay any capital contribution when due.

4.7                    Further Actions.  To the extent necessary in the sole discretion of the Managing Member, the Managing Member shall cause this Agreement (and, if required, the Certificate) to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Section 4 as promptly as is practicable after such occurrence.

5.                         Distributions; Capital Accounts; Allocations

5.1                                 Distributions.

(a)                                  Subject to Sections 4.6, and 5.1(b), the Managing Member shall cause the LLC to make distributions as follows:

(i)                                     all Carried Interest Revenue shall be distributed among the Class B Members in proportion to their respective Carried Interest Percentages promptly following receipt by the LLC;

(ii)                                  all Class A Capital Contribution Revenue shall be distributed among the Class A Members in proportion to their respective Capital Commitment Percentages promptly following receipt by the LLC;

(iii)                               all other revenue of the LLC not described in Sections 5.1(a)(i) or 5.1(a)(ii) shall be distributed to the Class A Members in proportion to their respective Capital Commitment Percentages promptly following receipt by the LLC.

(b)                                 Notwithstanding any other provision of this Agreement, no distribution shall be made if such distribution would violate any contract or agreement to which the LLC is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the LLC.

(c)                                  Any amount paid by the LLC to any federal, state, local or foreign tax authority, or withheld from amounts otherwise payable to the LLC, that is in the nature of a withholding tax with respect to the interest of any Member in the LLC shall be treated as a distribution to such Member.

5.2                    Capital Accounts.  A separate capital account (each, a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 5.2 shall be interpreted and applied in a manner consistent therewith.  The LLC may adjust the Capital Accounts of its Members to reflect revaluations of the LLC property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f).  In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code, and (iii) the amount of upward and/or downward adjustments to the book value of the LLC property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Article 5.  In the event that Code Section 704(c) applies to LLC property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

5.3                    Allocation of Income and Loss.  Subject to the special allocations, if any, required by Section 5.4 below, and except as otherwise required to comply with the requirements of Code Section 704 (as determined by the Managing Member in good faith), allocations shall be made among the Members as follows:

(a)                                  All items of LLC income, gain, loss and deduction allocated to the LLC by the Fund GP and attributable to Class A Capital Contribution Revenue shall be allocated among the Class A Members in proportion to their respective Capital Commitment Percentages.

(b)                                 All items of LLC income, gain, loss and deduction allocated to the LLC by the Fund GP and attributable to Carried Interest Revenue shall be allocated among the Class B Members in proportion to their respective Carried Interest Percentages.

(c)                                  All LLC expenses shall be allocated to the Managing Member.

(d)                                 All other items of LLC income, gain, loss and deduction not described in Section 5.3(a), 5.3(b) or 5.3(c) shall be allocated among the Class A Members in proportion to their respective Capital Commitment Percentages.

5.4                    Special Allocations.

(a)                                  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section l.704-l(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Adjusted Capital Account shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such excess deficit balance as quickly as possible.

(b)           Nonrecourse Deductions shall be allocated to the Members in accordance with their Capital Commitment Percentages.  For purposes of this Section 5.4(b), the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

(c)           Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Partnership Minimum Gain during a taxable year, the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f).  For purposes of this Agreement, the term “Partnership Minimum Gain” shall have the meaning for “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2), and any Member’s share of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).  This Section 5.4(c) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(d)           Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, deduction and loss of the LLC that are attributable to a nonrecourse debt of the LLC that constitutes Partner Nonrecourse Debt (including chargebacks of Partner Nonrecourse Debt Minimum Gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i).  For purposes of this Agreement, the term “Partner Nonrecourse Debt” shall have the meaning for “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4), and the term “Partner Nonrecourse Debt Minimum Gain” shall have the meaning for “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2).  This Section 5.4(d) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.

(e)                                  The items of deduction or loss allocated to a Member pursuant to Section 5.3(a) shall not exceed the maximum amount of such items that can be allocated without causing or increasing a deficit balance in any Member’s Adjusted Capital Account.

(f)                                    Notwithstanding anything to the contrary in this Agreement, the Managing Member may make adjustments to the Capital Accounts of the Members as necessary to give effect to the provisions of Article 6 and the economic arrangements set forth therein.

5.5       Excess Nonrecourse Liabilities.  For purposes of allocating excess non-recourse liabilities under Treasury Regulations Section 1.752-3(a)(3), the “partners’ interests in partnership profits” shall be the Members’ respective shares of items attributable to Carried Interest Revenue under Section 5.3(b), and such nonrecourse liabilities shall be allocated among the Members in accordance with Carried Interest Percentages.

5.6       Code Section 704(b) Compliance.  The allocation provisions contained in this Article 5 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.

5.7       Tax Elections and Decisions.  Any elections or other decisions relating to the allocations of LLC items of income, gain, loss, deduction, credit or other tax matters shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement.  The LLC shall make such elections pursuant to the provisions of the Code (including Section 754 of the Code) as the Managing Member, in its sole and absolute discretion, determines to be appropriate.

5.8       Safe Harbor Election and Forfeiture Allocations.

(a)           The Managing Member is hereby authorized and directed to cause the LLC to make an election to value the interests in the LLC issued or transferred as compensation for services to the LLC, the Managing Member, the Fund or the Fund GP (“Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 whether promulgated in the form of Treasury Regulations, revenue rulings, revenue procedure notices and/or other IRS guidance (collectively, the “Proposed Rules”).

(b)           Any such Safe Harbor Election shall be binding on the LLC and on all of its Members with respect to all transfers of Compensatory Interests thereafter made while a Safe Harbor Election is in effect.  A Safe Harbor Election once made may be revoked by the Managing Member as permitted by the Proposed Rules or any applicable rule.

(c)           Each Member, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to Compensatory Interests while the Safe Harbor Election remains effective.

(d)           The Managing Member shall file or cause the LLC to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Compensatory Interests.

(e)           The Managing Member is hereby authorized and empowered, without further vote or action of the Members, to amend the Agreement as necessary to comply with the Proposed Rules or any rule, including the allocation provisions of the Agreement, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member.

(f)            Each Member agrees to cooperate with the Managing Member to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Managing Member.

(g)           No transfer, assignment or other disposition of any interest in the LLC by a Member shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 5.9, in form satisfactory to the Managing Member.

(h)           Notwithstanding anything to the contrary in this Article 5, upon a forfeiture of any Compensatory Interest by any Member, gross items of income, gain, loss or deduction shall be allocated to such Member if and to the extent required by final Treasury Regulations promulgated after the date hereof to ensure that allocations made with respect to all unvested LLC interests are recognized under Code Section 704(b).

5.9                    Allocations and Distributions on Transfer of Compensatory Interests from the Company Controlled Member.

In the event that the Company Controlled Member transfers any Compensatory Interests, the following adjustments shall be made:

(i)                        The allocations of net income (or items thereof) and distributions that would otherwise be made or paid under Section 5.3(b) and 5.1(a)(i) with respect to such transferred Compensatory Interests after such transfer date shall be reduced, and the resulting amounts that would have been allocated or distributed with respect to such Compensatory Interests shall instead be allocated or distributed, as the case may be, to the Company Controlled Member, as necessary so that the Company Controlled Member receives sufficient allocations and distributions to provide the Company Controlled Member with the economic benefit of any “built-in gain” associated with such Compensatory Interests immediately prior to such transfer based on the Fair Market Value and the principles that would apply if the LLC revalued its assets in the manner contemplated by Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to such transfer and otherwise as necessary for such Compensatory Interests to qualify as a “profits interest” for federal income tax purposes at the time of such transfer.

(ii)       Subject to Section 5.9(i) and once the allocations or distributions to the Company Controlled Member required by Section 5.9(i) with respect to Compensatory Interests have been made, subsequent allocations of gain or loss (or items thereof) and/or distributions, as the case may be, that would otherwise be made or paid under Section 5.3(b) and 5.1(a)(i) to the Company Controlled Member shall instead be made or paid to the holder of such Compensatory Interests as necessary so that (i) the cumulative distributions under Section 5.1(a)(i) (as adjusted pursuant to this Section 5.9(ii)) with respect to such Compensatory Interests equal the cumulative distributions that would have been made with respect to such Compensatory Interests under Section 5.3(b) if this Agreement did not contain this Section 5.9 and (ii) the distributions under Section 5.1(a)(i) with respect to such Compensatory Interests are the same as they would have been if this Agreement did not contain this Section 5.9.

(iii)      The Managing Member’s good faith determination of the amount and timing of any special allocations and distributions required by this Section 5.9 shall be final and binding upon the Members.

(iv)      The Managing Member may modify the adjustments required by this Section 5.9 with respect to Compensatory Interests in its sole and absolute discretion provided that such modification is provided to the transferee in writing prior to the Company Controlled Member’s transfer of such Compensatory Interests to such transferee.

(v)       Except as otherwise determined by the Managing Member pursuant to Section 5.9(iv), it is intended that any Compensatory Interests transferred by the Company Controlled Member in consideration for services rendered or to be rendered by the transferee to the LLC, the Managing Member, the Fund or the Fund GP qualify as a “profits interest” for federal income tax purposes and that the allocations and distributions set forth in this Section 5.9 provide the Company Controlled Member and the holder of such transferred Compensatory Interests with the same cumulative distributions that they would have had if the Compensatory Interests had not been structured as a profits interest, and the provisions of this Section 5.9 shall be applied and interpreted consistent with such intentions.

(vi)      Notwithstanding Section 5.9(ii), net loss (or items thereof) shall not be allocated to the transferee of the Compensatory Interests from the Company Controlled Member to the extent such net loss or items represent a “chargeback” of income or gain allocated to the Company Controlled Member for periods prior to the transfer of such Compensatory Interests.

6.                         Effect of Employment Termination and Member Withdrawal; Vesting; Forfeiture; Repurchase

6.1                                 Cessation of Employment; Member Withdrawal.

(a)                                  In the event that (x) an Employee Member fails to fund his Capital Commitment (and provided that such default has not been cured by the Defaulting Member together with the payment of interest in accordance with Section (a), within such five (5) Business Day period) or (y) an Employee Member or its Reference Employee ceases to be employed by Capmark Financial Group Inc., the LLC, the Fund, the Fund GP, the Managing Member or any of their Affiliates for any reason, including, without limitation, death, termination of employment by the Employee Member or its Reference Employee or termination of the Employee Member’s or its Reference Employee’s employment by Capmark Financial Group Inc., the LLC, the Fund, the Fund GP, the Managing Member or any of their Affiliates, either with or without cause, bankruptcy, retirement or disability, or an Employee Member or its Reference Employee withdraws in accordance with Section 7.9 (each a “Cessation Event”), then all of the following shall apply:

(i)                                     such Employee Member or its Reference Employee and any assignee of such Employee Member or its Reference Employee (each of which is referred to as a “Former Member”), if any, shall immediately cease to have any right to approve, vote on or consent to any matter submitted to the Employee Members for their approval, vote or consent;

(ii)                                  any Carried Interest Percentage held by the Former Member shall cease vesting immediately, subject to the provisions of Section 6.2 with respect to accelerated vesting in certain circumstances; and

(iii)                               any unvested portion of the Carried Interest Percentage held by the Former Member shall be immediately transferred to the Company Controlled Member, subject to the provisions of Section 6.2 with respect to accelerated vesting in certain circumstances.

(b)                                 Notwithstanding the above, in the event that (a) a Cessation Event has occurred with respect to the Former Member as a result of termination of employment  for Cause, (b) an estate planning vehicle established for such Employee Member or its Reference Employee has beneficiaries other than the Employee Member or its Reference Employee, his or her spouse or his or her lineal descendants or beneficiaries otherwise approved by the Managing Member, in its sole discretion, in accordance with Section 7.1(a), or (c) the Former Member violates any provision of any confidentiality or non-disparagement agreement by and between the Former Member and Capmark Financial Group Inc., the LLC, the Fund, the Fund GP, the Managing Member or their Affiliates or any employment agreement by and between the Former Member and Capmark Financial Group Inc., the LLC, the Fund, the Fund GP, the Managing Member or their Affiliates, including Sections 9.5 and 9.6 of the Agreement, as applicable, then the provisions of this Section 6.1(a) and 6.1(b) shall apply to the entirety of the Former Member’s Carried Interest Percentage, including the vested and unvested portion thereof, and such Former Member shall forfeit such Carried Interest Percentage without any consideration being paid to such Former Member by the LLC or the Managing Member therefor.

(c)                                  With respect to a Former Member that leaves without Good Reason, the Carried Interest Percentage held by the Former Member, if any, shall thereafter be deemed to equal only the vested portion of such Carried Interest Percentage (i.e., if the Former Member had a 5% Carried Interest Percentage and 20% of that Carried Interest Percentage had vested at the time of the Cessation Event, then the Carried Interest Percentage of the Former Member immediately following the Cessation Event would be 1%) and the Former Member shall be entitled to 100% of the LLC distributions of Carried Interest Revenue with respect to the Former Member’s Carried Interest Percentage distributed prior to the Cessation Event and only to that portion of the LLC’s distributions of Carried Interest Revenue distributed following the Cessation Event that corresponds to the Former Member’s vested Carried Interest Percentage (as determined pursuant to Section 6.2 below) subject to the right of the LLC to elect to purchase such vested Carried Interest Percentage for a period of one-hundred and eighty (180) days beginning on the date of the Cessation Event.  The price for such vested Carried Interest Percentage (determined as of the date the LLC notifies the Former Member of its election to purchase such Carried Interest Percentage) will equal the Former Member’s Estimated Value Capital Account attributable to such vested Carried Interest Percentage and his or her unvested Carried Interest Percentage will be forfeited to the LLC without any consideration being paid therefor.

(d)           With respect to a Former Member that is removed without Cause or leaves for Good Reason, the Carried Interest Percentage held by the Former Member, if any, shall thereafter be deemed to equal only the vested portion of such Carried Interest Percentage (provided that pursuant to Section 6.2, if a Former Member is removed without Cause or leaves for Good Reason on or before the first anniversary of any Change in Control, vesting shall be accelerated), and the Former Member shall be entitled to 100% of the LLC’s distributions of Carried Interest Revenue with respect to the Former Member’s Carried Interest Percentage distributed prior to the Cessation Event and only to that portion of the LLC’s distributions of Carried Interest Revenue distributed after the Cessation Event that corresponds to the Former Member’s vested Carried Interest Percentage (as determined pursuant to Section 6.2 below) subject to the right of the LLC to elect to purchase such vested Carried Interest Percentage for a period of one-hundred and eighty (180) days beginning on the date of the Cessation Event. The price for such vested Carried Interest Percentage (determined as of the date the LLC notifies the Former Member of its election to purchase such Carried Interest Percentage) will equal the Former Member’s Estimated Value Capital Account attributable to such vested Carried Interest Percentage and his or her unvested Carried Interest Percentage will be forfeited to the LLC without any consideration being paid therefor.

(e)           Notwithstanding anything to the contrary above, upon the death, permanent disability or retirement of a Member or its Reference Employee, the Carried Interest Percentage held by the such Former Member, if any, shall thereafter be deemed to equal only the vested portion of such Carried Interest Percentage and the Former Member shall be entitled to 100% of the LLC’s distributions of Carried Interest Revenue with respect to the Former Member’s Carried Interest Percentage distributed prior to the Cessation Event and only to that portion of the LLC’s distributions of Carried Interest Revenue distributed after the Cessation

Event that corresponds to the Former Member’s vested Carried Interest Percentage (as determined pursuant to Section 6.2 below) subject to the right of the LLC to elect to purchase such vested Carried Interest Percentage for a period of one-hundred and eighty (180) days beginning on the date of the Cessation Event. The price for such vested Carried Interest Percentage (determined as of the date the LLC notifies the Former Member of its election to purchase such Carried Interest Percentage) will equal the Former Member’s Estimated Value Capital Account attributable to such vested Carried Interest Percentage and his or her unvested Carried Interest Percentage will be forfeited to the LLC without any consideration being paid therefor.

(f)            In the event that the vested portion of a Former Member’s Carried Interest Percentage is forfeited pursuant to Section 6.1, then such Former Member shall immediately cease to be entitled to receive any Carried Interest Distributions, and such Former Member shall continue to be liable to make all repayments required pursuant to the terms of this Agreement, including, without limitation, any repayment required pursuant to Section 4.1.

6.2                                 Vesting.

Twenty percent (20%) of each Employee Member’s Carried Interest Percentage shall vest on each anniversary of the date on which the Carried Interest Percentage is granted (the “Commencement Date”) set forth on Schedule A for a period of not more than five (5) years from such Commencement Date for such Employee Member or its Reference Employee, subject to the cessation of vesting described in Section 6.1.  Accordingly, (i) if no Cessation Event has occurred at any time prior to the first anniversary of the Commencement Date, an Employee Member’s Carried Interest Percentage shall be twenty percent (20%) vested as of such first anniversary date; (ii) if no Cessation Event has occurred at any time prior to the second anniversary of the Commencement Date, an Employee Member’s Carried Interest Percentage shall be forty percent (40%) vested as of such second anniversary; (iii) if no Cessation Event has occurred at any time prior to the third anniversary of the Commencement Date, an Employee Member’s Carried Interest Percentage shall be sixty percent (60%) vested as of such third anniversary date; (iv) if no Cessation Event has occurred at any time prior to the fourth anniversary of the Commencement Date, an Employee Member’s Carried Interest Percentage shall be eighty percent (80%) vested as of such fourth anniversary date; and (v) if no Cessation Event has occurred at any time prior to the fifth anniversary of the Commencement Date, an Employee Member’s Carried Interest Percentage shall be one-hundred percent (100%) vested as of such fifth anniversary date.  For purposes of the foregoing sentence, the percentage of each Employee Member’s Carried Interest Percentage that is vested at any given time shall be subject to the cessation of vesting and forfeiture of vested and unvested portions of the Carried Interest Percentages set forth in Article 6.  The Commencement Date of each initial Employee Member admitted as of the Effective Date shall be the Effective Date.  Schedule A attached hereto shall be updated upon the admission of any subsequent Employee Member to reflect the Commencement Date of such subsequent Employee Member or its Reference Employee. Notwithstanding the foregoing, (i) the Managing Member and any Employee Member may mutually agree to a different vesting schedule, in which case such vesting schedule shall be set forth on Schedule A for such Employee Member; (ii) from time to time, the Managing Member, in its sole and absolute discretion, may accelerate the vesting of any Employee Member’s Carried Interest Percentage, (iii) upon the dissolution and liquidation of the LLC pursuant to

Article 9, the Carried Interest Percentage of each Employee Member shall automatically be deemed to be fully vested at that time for all purposes and (iv) in the event that an Employee Member leaves for Good Reason or is removed without Cause on or before the first anniversary of a Change in Control, then the vesting of such Former Member’s Carried Interest Percentage shall accelerate, and all the Carried Interest Percentage of such Former Member shall automatically be deemed to be fully vested at that time for all purposes.

7.                                      Transfers of Limited LLC Interests; Withdrawal

7.1                                 Assignability of Interests.

(a)                                  Except as specifically provided in this Agreement, no Employee Member or its Reference Employee will be required to involuntarily transfer any interest in the LLC, Capital Interest Percentage or Capital Commitment Percentage.  Except as specifically provided by this Agreement, each Employee Member or its Reference Employee agrees that he, she, it will not directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate, or otherwise dispose of (any of the foregoing acts being referred to here in as a “transfer”), any interest in the LLC, Carried Interest Percentage or Capital Commitment Percentage otherwise acquired and/or held by the Employee Member or its Reference Employee, at any time; provided however, that with the prior consent of the Managing Member, which may not be unreasonably withheld, the Employee Member or its Reference Employee may transfer its interests in the LLC, Carried Interest Percentage or Capital Commitment Percentage during such time pursuant to one of the following exceptions:

(i)                                     the right of the Managing Member and/or the Company Controlled Member to repurchase or re-issue interests in the LLC, Carried Interest Percentage or Capital Commitment Percentage pursuant to the provisions of this Agreement; including, but not limited to, transfers to Employee Members or Reference Employees of interests which have been transferred to the Company Controlled Member pursuant to Article 6;

(ii)                                  a transfer upon death or Permanent Disability (as defined in the Stockholder’s Agreement) of the Employee Member or its Reference Employee or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a Employee Member or its Reference Employee in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement;

(iii)                               a transfer made after the Effective Date in compliance with the federal securities laws to a trust of the Employee Member or its Reference Employee or to any of the Family Members (as defined in the Stockholder’s Agreement) of such Employee Member, its Reference Employee or another beneficiary approved by the Managing Member in its sole discretion; provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof;

(iv)                              a sale of the interests in the LLC pursuant to an effective registration statement filed under the Act by the LLC; or

(v)                                 transfers permitted by the Managing Member.

(b)                                 No transfer of any interests in the LLC, Carried Interest Percentage, or Capital Commitment Percentage in violation hereof shall be made or recorded on the books of the LLC and any such transfer shall be void ab initio and of no effect.  No Assignment shall be binding upon the LLC until the Managing Member receives an executed copy of such Assignment, which shall be in form and substance satisfactory to the Managing Member, in its sole and absolute discretion.

(c)                                  The President shall have the opportunity to recommend to the Managing Member transfers of Class B Limited LLC Interests from the Company Controlled Member to Employee Members; provided, however, that notwithstanding anything to the contrary herein, any transfer will be at the sole discretion of the Managing Member.

7.2                                 Substitute Members.  Any Person that acquires an interest in the LLC by Assignment from another Member in accordance with the provisions of Section 7.1, other than a permitted assignee, may only be admitted to the LLC as a substitute Member with the consent of the Managing Member, in its sole and absolute discretion.  The admission of an assignee as a substitute Member shall in all events be conditioned upon the assignee’s written assumption, in form and substance satisfactory to the Managing Member, in its sole and absolute discretion, of all obligations of the assigning Member and the execution of an instrument satisfactory to the Managing Member whereby such assignee becomes a party to this Agreement as a Member.  Notwithstanding the Assignment of all or any portion of its interest in the LLC or the admission of an assignee as a substitute Member, the assignor shall continue to be liable with respect to its Capital Commitment and all other payment, repayment and contribution obligations, if any, relating to the interest in the LLC so assigned, including, without limitation, repayment obligations under Sections 4.1 and 6.1. All costs, including, without limitation, filing fees and reasonable attorneys’ fees, incurred by the LLC in connection with the admission to the LLC of a substitute Member shall be borne by the transferor Member, unless the Managing Member determines otherwise.

7.3                                 Legal Representatives.  In the event any Member shall be adjudicated bankrupt or be deemed insolvent, or in the event of the winding up or liquidation of a Member (such Member, a “Disabled Member”), then (a) the legal representative of the Disabled Member shall notify the Managing Member in writing of the happening of any of such events and (b) the Managing Member shall be entitled to acquire all or a portion of the Disabled Member’s interest in the LLC or to offer all or a portion of the Disabled Member’s interest in the LLC to the other Members.  The aggregate consideration payable to the Disabled Member (or its legal representative) shall be a cash payment in an amount equal to the portion of the Disabled Member’s Estimated Value Capital Account that corresponds to the Disabled Member’s interest in the LLC acquired pursuant to the preceding sentence.  Each Member that acquires all or a portion of the Disabled Member’s interest in the LLC shall be obligated, severally and not jointly, to pay its pro rata portion of such aggregate consideration based on the percentage of the Disabled Member’s interest in the LLC acquired by such Member as compared to the percentage of the Disabled Member’s interest in the LLC acquired by all Members.  Any Member that acquires all or a portion of a Disabled Member’s interest in the LLC shall also assume the portion of the Disabled Member’s Capital Commitment, if any, corresponding to the acquired portion of the interest in the LLC and shall pay to the LLC, concurrently with the payment of the purchase price to the Disabled Member (or its legal representative), an amount representing the portion, if any, of the Disabled Member’s Capital Commitment that is then due and unpaid that corresponds to the acquired portion of the interest in the LLC of the Disabled Member.  Except for the payment described in the immediately preceding sentence, in no event shall the acquisition of all or a portion of a Disabled Member’s interest in the LLC by a Member constitute a Capital Contribution of such Member.  In the event that the Members collectively acquire less than all of the interest in the LLC of the Disabled Member, the legal representative of such Disabled Member shall become an assignee with respect to such portion of the Disabled Member’s interest in the LLC that is not acquired by the Members pursuant to this Section 7.3, subject to all of the terms of this Agreement as then in effect.

7.4                                 Obligations of Assignee.  Any assignee of the interest in the LLC of a Member in the LLC, irrespective of whether such assignee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Assignment (a) to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its assignor and (b) to have assumed the assignor’s Capital Commitment and other payment obligations, if any, pursuant to this Agreement with respect to the interest in the LLC assigned.

7.5                                 Additional Requirements.  Notwithstanding the foregoing, as additional conditions to the validity of any Assignment or transfer of a Member’s interest in the LLC in the LLC, such Assignment or transfer shall not:

(a)                                  violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(b)                                 cause the LLC or the Fund not to be entitled to the exemption from registration as an “investment company” pursuant to the Investment Company Act;

(c)                                  result in the termination of the LLC or the Fund under the Code (unless otherwise determined by the Managing Member in its sole and absolute discretion);

(d)                                 cause the LLC or the Fund to be taxed as a corporation under the “publicly traded partnership” rules in Section 7704 of the Code;

(e)                                  violate any provisions of the Fund GP Agreement or the Fund Agreement; or

(f)                                    cause any subsidiary of the Fund that elects to be a real estate investment trust under the Code (a “REIT”) to fail to qualify as a REIT.

The Managing Member may require reasonable evidence as to the foregoing, including, without limitation, a favorable opinion in writing and in form and substance reasonably satisfactory to the Managing Member, signed by legal counsel reasonably satisfactory to the

Managing Member.  Any Assignment or transfer that violates the conditions of this Section 7.5 shall be null and void ab initio.

7.6                                 Allocation of Distributions Between Assignor and Assignee.  Upon the Assignment of an interest in the LLC pursuant to this Article  7, distributions pursuant to Article 5 shall be made to the Person owning the interest in the LLC at the date of distribution, unless the assignor and assignee otherwise agree and direct the Managing Member in a written statement signed by both the assignor and the assignee.

7.7                                 Death or Incapacity of a Member.  Subject to Section 6.2, notwithstanding anything herein to the contrary, upon the death or incapacity of a Employee Member, such Employee Member’s interests in the LLC shall be immediately assigned to the legal representative of such Employee Member.  Irrespective of whether such legal representative has accepted and adopted in writing the terms and provisions of this Agreement, such legal representative shall be deemed by the acceptance of such assignment (a) to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its assignor and (b) to have assumed the assignor’s Capital Commitment and other payment obligations, if any, pursuant to this Agreement with respect to the interest in the LLC assigned.

7.8                                 Pledged Interest.  In the event that the Managing Member consents to any pledge of or encumbrance on all or any part of a Member’s interest in the LLC (such interest which is subject to a pledge or encumbrance is referred to as the “Pledged Interest”), then upon the occurrence of an “Event of Default” by such Member under the document creating the pledge or encumbrance or upon such Member becoming a “Defaulting Member” under this Agreement (i) the Managing Member may elect to cause the LLC to accept an assignment of the Pledged Interest subject to such pledge or encumbrance, and the LLC must accept such assignment unless the Managing Member, in its sole and absolute discretion, declines to accept such assignment); and (ii) if the LLC accepts such assignment of the Pledged Interest, the LLC shall automatically assume the obligation(s) secured by the pledge of or encumbrance on the Pledged Interest, provided that (a) recourse on the obligation(s) secured by the pledge of or encumbrance on the Pledged Interest is and shall be limited only to the value of the Pledged Interest (even if such interest is effectively distributed to all of the Members and even if such value fluctuates from time to time); and (b) neither the LLC, nor any asset of the LLC (other than the value of the Pledged Interest), shall be personally liable, responsible or subject to execution for such obligation(s).

7.9                                 Withdrawal of a Member.  No Member may withdraw from the LLC without the prior written consent of the Managing Member, which consent may be withheld in its sole and absolute discretion.  A Member that withdraws pursuant to this Section 7.9 shall cease to have any rights under this Agreement or with respect to the LLC.

8.                                      Admission of Members

New Members may be admitted to the LLC only in connection with transfers of interests made in accordance with Article 7 of this Agreement.  Any new Members shall execute a counterpart to this Agreement and such other instruments as the Managing Member may deem necessary or appropriate to confirm the undertaking of such new Member to be bound by all the terms and provisions of this Agreement.  The Managing Member shall revise the applicable page of Schedule A as necessary to reflect such admission.

9.                                      Rights and Obligations of the Members

9.1                                 Limited Liability.

(a)                                  A Member that receives the return of any part of its Capital Contribution shall be personally liable to the LLC for the amount of its Capital Contribution so returned to the extent, and only to the extent, provided by the Act or other applicable law, except as otherwise specifically provided in this Agreement.  Except as provided in this Agreement or the Act, the Members shall not otherwise be liable to the LLC for the repayment, satisfaction, or discharge of the LLC’s debts, liabilities or obligations.  Except as provided in this Agreement, including, without limitation, Section 4.2 no Member shall have any obligation to contribute money in excess of such Member’s Capital Commitment.  No Member shall be personally liable to any third party for any liability or other obligation of the LLC.

(b)                                 To the extent required by the Act or other applicable law, a Member may, under certain circumstances, be required to return amounts previously wrongfully distributed to such Member.  It is the intent of the LLC that, in connection with any distribution to any Member, except as provided in Section 9.1(a) or this Section 9.1(b) or under the Act or other applicable law, no Member shall be obligated to pay or return any such amount to, or for the account of, the LLC or any creditor of the LLC.  The payment of any such money or distribution of any such property to a Member, whether or not deemed to be a return of Capital Contributions, shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Act and, to the fullest extent permitted by law, the Member receiving any such money or property shall not be required to return any such money or property to the LLC or any creditor of the LLC.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the LLC or the Managing Member.

9.2                                 Authority of Employee and Company Controlled Members.  The Members shall not participate in, or take part in the control of, the management of the LLC or its business and affairs and shall not have any power or authority to act for or bind the LLC.  The exercise by any Member of any right conferred herein shall not be construed to constitute participation by such Member in the control of the business of the LLC so as to make such Member liable as a general partner for the debts and obligations of the LLC for purposes of the Act.

9.3                                 Voting Rights of Members.

(a)                                  Voting Rights of Class A Members.  Notwithstanding anything to the contrary herein, each Class A Member shall be entitled to exercise its voting rights otherwise granted to such Class A Member under this Agreement and subject to vote by the limited partners of the Fund.

(b)                                 No Voting by Class B Members.  Class B Members shall not be entitled to exercise any voting rights in respect of any matters of this Agreement, the LLC or the Fund.

9.4                                 General Release.  Each Member, jointly and severally, hereby agrees to release each of the Managing Member, the LLC, the Fund GP, the Fund, the Company Controlled Member, their Affiliates and any of their respective principals, heirs, executors, administrators, partners, members, stockholders, employees, employers, officers, directors, managers, agents, advisors, successors or assigns (“Released Parties”) against all losses, liabilities, damages and expenses incurred by any Member as a result of any actions or omissions taken or omitted by each of the Released Parties in connection with providing services to the LLC or the performance of the Managing Member’s duties under this Agreement or by reason of any action or omission taken or omitted on behalf of the LLC.  Such release shall cover, without implied limitation, any past or present claims by any Member relating to each of Released Parties or the employees of Released Parties with respect to such employee(s)’ employment as of the date hereof, the limited partner interests described herein and the activities of any of the Released Parties.

9.5                                 Confidentiality.

(a)                                  All information relating to the LLC, the Managing Member, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing or any Investment or the business or operations of the Managing Member, the LLC, the Fund, the Fund GP or any subsidiary or Affiliate of any of the foregoing (including, without limitation, processes, plans, data, reports, drawings, documents, business secrets, financial information or information of any other kind) received by any Employee Member (“Confidential Information”) shall be received and maintained in confidence by such Employee Member.

(b)                                 Confidential Information may be used by Employee Members or their Reference Employees only for the purpose of monitoring their investments in the LLC (the “Permitted Purpose”).  The Employee Members and their Reference Employees agree that they will not use any Confidential Information for any other purpose, including, without limitation, use in conducting or furthering their own business or that of any Affiliates or any competing business.

(c)                                  The obligations of limited use and nondisclosure contained in this Section 9.5 will not (i) restrict the disclosure of Confidential Information to an Employee Member or Reference Employee’s attorneys, tax advisors, accountants or other professional advisors or consultants who have a reason to have access to such Confidential Information in connection with their duties and responsibilities to such Employee Member or its Reference Employee relating to the Permitted Purpose (so long as such Persons are under an obligation of confidentiality consistent with the terms of this Section 9.5), (ii) restrict the disclosure of Confidential Information by an Employee Member or its Reference Employee to the extent such disclosure is required by any governmental or regulatory authority or court entitled by law to such disclosure, or that is required by law to be disclosed, provided that such Employee Member or its Reference Employee promptly notifies the Managing Member when such requirement to disclose arises to enable the Managing Member to seek an appropriate protective order and to make known to such governmental or regulatory authority or court the proprietary nature of the

Confidential Information and to make any applicable claim of confidentiality in respect thereof, and provided, further, that such party shall only make such disclosure to the extent it is required to do so by law; or (iii) apply to information that (x) was publicly known or otherwise known to an Employee Member or its Reference Employee prior to the time it was disclosed pursuant to this Agreement and was not otherwise subject to any restriction on disclosure by such Employee Member or its Reference Employee, (y) subsequently becomes publicly known through no act or omission by an Employee Member, its Reference Employee or any person acting on an Employee Member or its Reference Employee’s behalf, or (z) otherwise becomes known to a Employee Member or its Reference Employee without breach of this Agreement (other than through disclosure by the LLC or the Managing Member) or any other contractual, legal, or fiduciary obligation and is not otherwise subject to any restriction on disclosure by such Employee Member or its Reference Employee.  Each Employee Member or its Reference Employee agrees (A) to cooperate in any appropriate action that the Managing Member may decide to take to prevent or minimize the disclosure of such Confidential Information; (B) upon the request of the Managing Member, to immediately return, delete or destroy all Confidential Information, including all copies or derivations thereof, held by such Employee Member or its Reference Employee; and (C) that the misappropriation or unauthorized disclosure of Confidential Information by a Employee Member or its Reference Employee is likely to cause substantial and irreparable damage to the LLC, the Fund GP and/or the Fund such that damages may not be an adequate remedy for breach of this Section 9.5; accordingly, the LLC, the Fund GP and the Fund shall be entitled to injunctive and other equitable relief, in addition to all other remedies available to them at law or at equity, and no proof of special damages shall be necessary for the enforcement of this Section 9.5.

(d)                                 The provisions of this Section 9.5 shall survive the termination of the employment of the Employee Member or its Reference Employee with his or her employer.

9.6                                 Non-Disparagement.  Each Employee Member or its Reference Employee hereby agrees that he or she shall not disparage the LLC, Managing Member, the LLC, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing.  For purposes of this provision, the term “disparage” includes making comments or statements by the Employee Member or Reference Employee to third parties, including the press, media or to any clients or employees, prospective client or any other Person with whom the LLC, the Managing Member, the Fund, the Fund GP, any subsidiary or Affiliate has or is seeking a business or professional relationship, that would have an adverse impact on the business or business reputation of the LLC, the Managing Member, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing or any executives, officers, principals, owners, partners, members, directors, agents, employees, consultants, contractors and/or trustees thereof.  The provisions of this Section 9.6 shall survive the termination of the employment of the Employee Member or its Reference Employee with his or her employer.

9.7                                 No Right to Continued Employment.  Subject to the rights, if any, of an Employee Member or Reference Employee under a separate contract of employment, the employment of any Employee Member or Reference Employee may be terminated, either with or without cause, by Capmark Financial Group Inc., the LLC, the Managing Member, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing at any time.  Nothing contained in this Agreement shall constitute a continued right of a Employee Member or its Reference Employee’s employment with the LLC, the Managing Member, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing.

10.                               Duration and Termination of the LLC

10.1                           Duration and Dissolution.  The LLC shall continue until the earliest of (a) the date on which the Managing Member and the Employee Members holding the majority of the Carried Interest Percentage then held by all Employee Members elect to dissolve the LLC, (b) six (6) months after the date on which the Fund has been dissolved and completely liquidated in accordance with the Fund Agreements, and (c) the entry of a decree of judicial dissolution pursuant to the Act.

10.2                           Bankruptcy of Member.  The bankruptcy, insolvency, dissolution, or liquidation of, or the making of an Assignment for the benefit of creditors by, or any other act or circumstance with respect to, a Member shall not cause the dissolution or termination of the LLC.

10.3                           Effect of Admission or Withdrawal of Member.  In the event that a new Member is admitted to the LLC or if any Member shall withdraw, die, be declared incompetent or insane, or be adjudicated a bankrupt, or in the event of the winding up or liquidation of a Member, such event shall not cause the dissolution or termination of the LLC.

11.                               Liquidation of the LLC

11.1                           General.  Upon the dissolution of the LLC, the LLC shall be liquidated in accordance with this Article 11 and the Act.  The dissolution, liquidation and termination shall be conducted and supervised by the Managing Member (being referred to herein as the “Liquidating Agent”).  The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the LLC in connection with the dissolution, liquidation and termination of the LLC that the Managing Member has with respect to the assets and liabilities of the LLC during the term of the LLC, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the LLC and the transfer of any assets or liabilities of the LLC.  The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation.  The Liquidating Agent shall liquidate the LLC as promptly as shall be practicable after the dissolution of the LLC’s term, consistent with realizing the value of LLC assets.  Without limiting the rights, powers, and authority of the Liquidating Agent as provided in this Section 11.1, any LLC asset that the Liquidating Agent may sell shall be sold at such price and on such terms as the Liquidating Agent may, in its sole and absolute discretion, deem appropriate.

11.2                           Priority on Liquidation; Distributions.  The proceeds of liquidation shall be applied in the following order of priority:

(a)                                  To pay the costs and expenses of the dissolution and liquidation;

(b)                                 To pay matured debts and liabilities of the LLC to all creditors of the LLC (including, without limitation, any liability to any Member);

(c)                                  To establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the LLC potentially owing to all Persons who are not Members;

(d)                                 To establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the LLC potentially owing to the Members; and

(e)                                  The balance, if any, to the Members in accordance with Section 5.1(a).

11.3                           Orderly Liquidation.  A reasonable time shall be allowed for the orderly liquidation of the assets of the LLC and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation and to maximize the value of such assets.  The Liquidating Agent shall, however, if possible to do so in a manner consistent with the preceding sentence, dispose of all LLC assets (other than reserves) and effect distributions to the Members within one hundred and eighty (180) days after the date of dissolution of the LLC.

11.4                           Source of Distributions.  The Managing Member shall not be liable out of its own assets for the return of the Capital Contributions of the Members, it being expressly understood that any such return shall be made solely from the LLC’s assets pursuant to this Agreement.

11.5                           Statements on Termination.  Upon the completion of the liquidation of the LLC, each Member shall be furnished with a statement which shall set forth the assets and liabilities of the LLC as at the date of complete liquidation and each Member’s share thereof.  Upon completion of the liquidation of the LLC pursuant to this Article 11, the Members shall cease to be such and the Liquidating Agent shall execute, acknowledge, and cause to be filed a certificate of cancellation of the LLC.

12.                               Books and Records; Tax Matters

12.1                           Books and Accounts.  Complete and accurate books and accounts shall be kept and maintained for the LLC at its principal place of business (or such other location as established by the Managing Member from time to time).  Such books and accounts shall be kept in accordance with generally accepted accounting principles consistently applied, the provisions of Sections 5.2 and 5.3 and on such other basis, if any, as the Managing Member determines is necessary to properly reflect the operations of the LLC.  Each Member or its duly authorized representative, at its own expense, shall at all reasonable times have access to, and may inspect and make copies of, such books and accounts of the LLC upon reasonable prior written notice to the Managing Member, for any purpose reasonably related to the Member’s interest as a Member.

12.2                           Records Available.  The Managing Member shall maintain at the LLC’s principal office the following documents: (i) a current list of the full name and last known business address of each Member, (ii) a copy of the Certificate (iii) copies of all of the LLC’s federal, state and local income tax returns for the three most recent Fiscal Years, and (iv) copies of this Agreement and all amendments thereto.  Such documents are subject to inspection and copying at the reasonable request and at the expense of any Member during ordinary business hours upon reasonable prior notice to the Managing Member, for any purpose reasonably related to the Member’s interest as a Member.  Except to the extent requested by a Member, the Managing Member shall have no obligation to deliver or mail a copy of the LLC’s Certificate to the Members.

12.3                           Tax Matters Member; Filing of Returns.

(a)                                  The Managing Member shall be the “tax matters partner” of the LLC and shall, at the LLC’s expense, cause to be prepared and timely filed after the end of each Fiscal Year of the LLC all Federal and state income tax returns required of the LLC for such Fiscal Year.

(b)                                 The LLC shall use reasonable efforts to deliver to each Member a Form K-1 within ninety (90) days after the end of each Fiscal Year or as soon thereafter as practicable.

12.4                           Fiscal Year.  The fiscal year (the “Fiscal Year”) of the LLC shall be the same as its taxable year and shall be the period ending on December 31 of each year, or such other period as required by the Code or as the Managing Member may designate as the taxable year of the LLC, consistent with the requirements of the Code.

12.5                           Tax Consequences to U.S. Taxpayers.

(a)                                  Each Member hereby agrees that such Member has reviewed with its own tax advisors the tax consequences of this Agreement and the acquisition of any interest in the LLC.  Such Member is relying solely on such advisors and not on any statements or representations of the LLC or any of its Affiliates or of their agents or representatives.  Such Member understands that he, she or it (and not the LLC) shall be responsible for his, her or its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(b)                                 Such Member has consulted such legal, financial, technical or other experts as he, she or it deems necessary or desirable before entering into this Agreement.  Such Member has read, understands and agrees with the terms and conditions of this Agreement.  Such Member has not relied upon any oral or written representations of the LLC or any of its Affiliates, agents or representatives in entering into this Agreement.  Such Member acknowledges the risks of his, her or its undertakings under this Agreement and its assumption of such risks.

(c)                                  ELECTION UNDER CODE SECTION 83(b).  EACH MEMBER HEREBY ACKNOWLEDGES THAT IT IS HIS, HER OR ITS SOLE RESPONSIBILITY AND

NOT THE RESPONSIBILITY OF THE LLC OR THE LLC’S AGENTS OR REPRESENTATIVES TO FILE WITHIN THIRTY (30) CALENDAR DAYS FROM THE DATE OF ANY GRANT ANY ELECTION UNDER INTERNAL REVENUE CODE SECTION 83(b) THAT SUCH MEMBER DESIRES TO FILE WITH RESPECT TO ITS INTEREST IN THE LLC, EVEN IF SUCH MEMBER REQUESTS THE LLC, OR ITS AGENTS OR REPRESENTATIVES, TO MAKE THIS FILING ON SUCH MEMBER’S BEHALF.

13.                               Power of Attorney

13.1                           General.

(a)                                  Each Member irrevocably constitutes and appoints the Managing Member and each partner of the Managing Member and each Liquidating Agent the true and lawful attorney-in-fact of such Member to execute, acknowledge, swear to and file any of the following:

(i)                                     The Certificate, and any amendment to or certificate of cancellation of the Certificate, for the LLC pursuant to the Act, provided, that no such certificate or amendment shall have the effect of amending this Agreement;

(ii)                                  Any certificate or other instrument (A) which may be required to be filed by the LLC under the laws of the United States, the State of Delaware or any other jurisdiction, or (B) which the Managing Member shall deem necessary to file to effect the winding-up or termination of the LLC; provided, that no such certificate or instrument shall have the effect of amending this Agreement; and

(iii)                               All other filings with agencies of the federal government, or any state or local government, or of any other jurisdiction which the Managing Member considers necessary or desirable to carry out the purposes of this Agreement and the business of the LLC, provided, that no such certificate or instrument shall have the effect of amending this Agreement.

(b)                                 It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive death, legal incapacity, bankruptcy, insolvency, Assignment for the benefit of creditors and Assignment by a Member of its LLC interest; provided, however, that if a Member shall assign all of its interest in the LLC and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Member, such power of attorney shall survive such Assignment only for the purpose of enabling the Managing Member to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

14.                               Compensation of the Managing Member and LLC Expenses.

14.1                           No Compensation.  The Managing Member shall not be entitled to receive any compensation as a result of Managing Member acting in such capacity for the LLC.

14.2                           LLC Expenses.  The Managing Member shall bear all LLC expenses and reserves for such expenses, including the following expenses:

(a)                                  all reasonable costs incurred by the Managing Member, an Affiliate of the Managing Member that are related to the LLC’s operations, including travel costs, fees and other out-of-pocket expenses directly related to taxes, fees of auditors, counsel and consultants, custodial expenses, insurance, litigation expenses, expenses associated with the preparation and distribution of reports to Members, the costs of any third parties and any Affiliate of the Managing Member, retained to provide necessary services relating to the assets held by the LLC, and any extraordinary expenses related to providing the services required under this Agreement; and

(b)                                 all other reasonable expenses not specifically provided for in this Section 14.2 which are incurred by the Managing Member or an Affiliate of the Managing Member in connection with operating the LLC, or performing the duties of the Managing Member under this Agreement, other than (i) office overhead of the Managing Member or (ii) compensation of the Managing Member’s employees.

To the extent that expenses to be borne by the Managing Member are paid by the LLC, the Managing Member shall reimburse the LLC for such expenses.

15.                               Miscellaneous

15.1                           Further Assurances.  The Members agree to execute such instruments and documents as may be required by the Act or by law or which the Managing Member reasonably deems necessary or appropriate to carry out the intent of this Agreement so long as they do not alter the rights and obligations of the Members under this Agreement.

15.2                           Successors and Assigns.  The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

15.3                           Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the Act and judicial interpretations thereof to the extent applicable and otherwise in accordance with the laws of the State of Delaware.

15.4                           Severability.  If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby, unless the absence of the invalid, illegal or unenforceable provision would materially affect the respective interests of the Members, in which case the Members shall use their best efforts to make such changes or adjustments in this Agreement as would restore the respective economic interests of the Members as originally contemplated hereby.

15.5                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.

15.6                           Entire Agreement.  This Agreement, including, without limitation, Schedule A hereto as modified from time to time, represents the entire agreement among the parties hereto with respect to the subject matter hereof.

15.7                           Amendment.  The Managing Member may amend, modify or waive any provision of this Agreement at any time, in its reasonable discretion, without the consent of any Member; provided, however, that no such amendment, modification or waiver shall, except as otherwise specifically permitted by this Agreement, (i) increase any Member’s Capital Commitment or the liability of any Member under this Agreement for the obligations of the LLC, or (ii) except as specifically permitted by this Agreement, reduce the Carried Interest Percentage of any Class B Member or the Capital Commitment Percentage of any Class A Member, without, in each case, such Member’s written consent.  No amendment, modification or waiver of any provision of this Agreement may be made without the prior written consent of the Managing Member.  The Managing Member shall provide written notice to all Members of any amendment, modification or waiver of any provision of this Agreement.

15.8                           Construction.  The captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.  As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.  The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

15.9                           Force Majeure.  Whenever any act or thing is required of the LLC or the Managing Member hereunder to be done within any specified period of time, the LLC or the Managing Member, as the case may be, shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the LLC or the Managing Member, as the case may be, including, without limitation, bank holidays, actions of governmental agencies, and financial crises of a nature materially affecting the purchase and sale of securities; provided, that this provision shall not have the effect of relieving the LLC or the Managing Member from the obligation to perform any such act or thing.

15.10                     Notices.  All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted by facsimile, sent by electronic transmission or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested, addressed as follows: if intended for the LLC or the Managing Member, to the LLC’s principal office determined pursuant to Section 2.4 hereof, and if intended for any Member to the address of such Member set forth on its Member Signature Page, or to such other address as such Member may designate from time to time by written notice.  Notices shall be deemed to have been given when personally delivered or when transmitted on a Business Day by electronic transmission with confirmation of receipt or by facsimile with machine-generated confirmation of transmission without notation of error, if sent before 5:00 p.m. local time of the recipient, otherwise the following Business Day, or, if mailed or sent by overnight courier, on the date on which received.  The provisions of this Section 15.10 shall not prohibit the giving of written notice in any other manner; provided that any such written notice shall be deemed given only when actually received.

15.11                     No Right of Partition for Redemption.  No Member and no successor-in-interest to any Member shall have the right while this Agreement remains in effect to have the property of the LLC partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the LLC partitioned or, except on such terms and conditions as the Managing Member may, in its sole and absolute discretion, approve, to require the redemption of its interest in the LLC.

15.12                     Third-Party Beneficiaries.  The provisions of this Agreement are not intended to be for the benefit of any creditor or other person to whom any debts or obligations are owed by, or who may have any claim against, the LLC or any of its Members, except for Members, in their capacities as such.  Notwithstanding any contrary provision of this Agreement, no such creditor or person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the LLC or any Member.

15.13                     Managing Member as Member.  A Managing Member may also be a Member, and in such event its rights, powers, restrictions and liabilities as a Managing Member shall remain unaffected, and in addition it shall, in respect of its Capital Contributions as a Member, have all of the rights and powers and be subject to all of the restrictions and liabilities of a Member, except as otherwise specified herein.

15.14                     Survival.  All indemnities and reimbursement obligations made pursuant to this Agreement, including, without limitation, the obligations to make repayments under Section 9.1, shall survive dissolution and liquidation of the LLC until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed by the parties as of the date first above written.

MANAGING MEMBER

Capmark Carried Interest, L.L.C.

By:
Name:
Title:

MEMBERS

See Signature Pages Attached Hereto

SCHEDULE A

LIST OF SUBSCRIBERS

[See attached]